Contacts:   For Media:       John Calagna
                             (212) 578-6252

            For Investors:   Kevin Helmintoller
                             (212) 578-5140

                  METLIFE ANNOUNCES THIRD QUARTER 2002 RESULTS

NEW YORK, November 5, 2002 - MetLife, Inc. (NYSE: MET) today reported net income of $328 million, or $0.45 per diluted share, for the third quarter ended September 30, 2002, up from $162 million, or $0.21 per diluted share, for the same period in 2001. Net income for the third quarter of 2001 included $208 million of after-tax insurance losses associated with the September 11 tragedies. Excluding those losses, net income for the third quarter of 2001 was $370 million or $0.49 per diluted share.

For the third quarter of 2002, after-tax net investment losses totaled $169 million, and consisted of $811 million of pre-tax gross investment losses (including $555 million of writedowns), and $525 million of pre-tax gross investment gains. The third quarter of 2002 also included a $5 million after-tax charge resulting from the cumulative effect of a change in accounting for goodwill. For the third quarter of 2001, net income included the aforementioned $208 million of after-tax insurance losses and after-tax net investment losses of $65 million.

Operating earnings for the third quarter of 2002 were $502 million, or $0.69 per diluted share, up from $227 million, or $0.30 per diluted share, for the prior year period. (Operating earnings are defined as net income excluding after-tax net investment gains or losses, and the after-tax impact from the cumulative effect of accounting changes.) Operating earnings for the third quarter 2001 included the aforementioned $208 million of after-tax insurance losses. Excluding those losses, operating earnings for the third quarter of 2001 were $435 million or $0.57 per diluted share.

"The diversity of MetLife's businesses and investments, as well as expense reductions and improvements in operating fundamentals, continue to benefit the company by offsetting the impact of the continued economic slowdown, and higher pension and other benefit-related costs," said Robert H. Benmosche, MetLife chairman and chief executive officer. "We are also pleased with the growth in both our life insurance and annuity sales, which is particularly gratifying given the decline in equity markets."

"Our earnings were bolstered by the immediate, positive impact from Aseguradora Hidalgo, S.A. in Mexico, which we acquired in June of this year, as well as continued improvements in our Auto & Home business," added Mr. Benmosche.

Mr. Benmosche commented on the company's earnings guidance, saying, "We expect to report fourth quarter 2002 operating earnings in the range of $0.60 to $0.67 per share, and annual operating earnings for 2002 to be in the range of $2.52 to $2.59."

Total premiums and fees for the third quarter of 2002 were up 10.8% from the prior year period. Total assets under management grew 4.8% to $290.1 billion at September 30, 2002, compared to $276.8 billion at September 30, 2001.

Net income for the first nine months of 2002 was $1.04 billion, or $1.42 per diluted share, up from $769 million, or $0.99 per diluted share, for the prior year period. Net income for the first nine months of 2002 included after-tax net investment losses of $362 million. For the first nine months of 2001, net income included the aforementioned $208 million of after-tax insurance losses and after-tax net investment losses of $261 million. Excluding the $208 million of after-tax insurance losses, net income for the first nine months of 2001 was $977 million or $1.26 per diluted share.

Operating earnings for the first nine months of 2002 were $1.41 billion, or $1.92 per diluted share, up from $1.03 billion, or $1.33 per diluted share, for the prior year period. Operating earnings for the first nine months of 2001 included the aforementioned $208 million of after-tax insurance losses. Excluding those losses, operating earnings for the first nine months of 2001 were $1.24 billion or $1.60 per diluted share.

In accordance with the Statement of Financial Accounting Standards No.144 ("SFAS 144"), a recently issued accounting standard pertaining to long-lived assets, income related to the company's real estate sold and held for sale is classified as Discontinued Operations. Operating earnings for the third quarters of 2002 and 2001 included $20 million of after-tax investment income from these properties. Net income included $19 million and $18 million of after-tax earnings (investment income less net investment losses) from the real estate sold and held for sale for the third quarters of 2002 and 2001, respectively.

Operating earnings for the first nine months of 2002 and 2001 included $63 million and $74 million, respectively, of after-tax investment income from the real estate sold and held for sale. Net income included $52 million and $71 million of after-tax earnings (investment income less net investment losses) from the real estate sold and held for sale for the first nine months of 2002 and 2001, respectively.

THIRD QUARTER SEGMENT RESULTS

Individual Business

Individual Business operating earnings were $226 million, up from $164 million for the third quarter of 2001. The 2001 quarter included $15 million of after-tax insurance losses associated with the September 11 tragedies. During the 2002 quarter, Individual Business operating earnings benefited by approximately $50 million (after-tax) from several items, including higher investment income related to sales of underlying assets in corporate partnerships, a refund of interest associated with a prior-year tax payment and a reduction in the policyholder dividend obligation within the closed block. Partially offsetting these items were substantially higher amortization of deferred acquisition costs, guaranteed minimum death benefit claims and lower fee income, all of which were driven primarily by poor equity market performance.

Also contributing to operating earnings improvements versus the year-ago period were continued reductions in operating expenses, partially offset by an increase in costs related to the company's pension and other post retirement benefit plans. Individual Business expects to exceed its goal of delivering $200 million pre-tax in targeted expense reductions in 2002.

Total Individual Business policyholder liabilities rose 3% to $113.3 billion at September 30, 2002 from $110.6 billion at September 30, 2001. A 7% increase in general account liabilities was partially offset by a 9% decline in separate account liabilities due primarily to the continued poor equity market performance.

Total life insurance and annuity premiums and deposits increased 19% to $4.02 billion from $3.39 billion in the year-ago quarter. Excluding single premium corporate owned life insurance (COLI) and bank owned life insurance (BOLI) sales, which can vary significantly from period to period, total life insurance and annuity premiums and deposits increased 17% to $3.97 billion from $3.39 billion in the year-ago period.

Total first year life insurance premiums and deposits were $256 million, up 35% from $189 million for the third quarter of 2001. Excluding the aforementioned COLI and BOLI sales, first year life insurance premiums and deposits increased 11%, to $206 million from $185 million in the year-ago quarter.

First year premiums and deposits for variable and universal life insurance products were $210 million, up 45% from $145 million for the same period in 2001. Excluding the aforementioned COLI and BOLI sales, first year premiums and deposits for variable and universal life insurance products increased 13%, to $160 million from $141 million for the prior year period.

Annuity deposits were $1.99 billion, up 43% from $1.39 billion for the prior year period, driven by increases in production by: MetLife Investors Group, up 119%; New England Financial, up 45%; and, MetLife Resources, up 9%. Fixed annuity deposits were $452 million, up 56% from $289 million for the prior year quarter, and up 60% from the second quarter of 2002. Variable annuity deposits were $1.54 billion, up 40% from $1.10 billion for the prior year quarter, and down 2% from the second quarter of 2002.

Institutional Business

Institutional Business operating earnings were $234 million, compared with $27 million for the prior year period. The 2001 quarter included $182 million of after-tax insurance losses associated with the September 11 tragedies.

Operating earnings for group life were $84 million, compared with an operating loss of $16 million during the prior year period. The third quarter 2001 included $99 million of after-tax group life insurance losses associated with the September 11 tragedies. Excluding those losses, the third quarter 2002 increase in operating earnings from the prior year period was due to slightly higher investment spreads. Non-medical health and other operating earnings were $47 million, compared with operating losses of $44 million in the 2001 quarter. The third quarter 2001 included $83 million of after-tax insurance losses related to the September 11 tragedies. Excluding those losses, operating earnings for the third quarter of 2002 were up $8 million from the prior year period primarily due to more favorable underwriting results. Retirement and savings operating earnings were $103 million, compared with $87 million in the prior year period. While investment spreads were relatively flat year over year, retirement and savings' operating earnings continued to benefit from improved underwriting results and the discontinuance of certain unprofitable businesses.

Total premiums, fees and other revenues were $2.35 billion, up 7% from $2.19 billion reported in the third quarter of 2001. Group life premiums, fees and other revenues increased 4% to $1.31 billion from $1.26 billion in the year-ago period. Premiums, fees and other revenues for non-medical health and other increased 12% to $791 million from $705 million for the prior year period. Retirement and savings premiums, fees and other revenues were $255 million, up 12% from $228 million in the year-ago period.

Auto & Home

Auto & Home operating earnings were $48 million, up from $22 million from the third quarter of 2001. The third quarter 2001 operating earnings included $4 million of after-tax losses associated with the September 11 tragedies. Excluding those losses, the increase in operating earnings resulted primarily from improved operating fundamentals, a reduction in catastrophe losses and continuing rate increases on its automobile and homeowners lines.

International

Operating earnings from the International segment were $40 million for the quarter, up from $11 million in the year-ago period. The third quarter 2002 results were bolstered by approximately $18 million of earnings from Aseguradora Hidalgo, S.A., which MetLife acquired in June 2002, and approximately $4 million of earnings from its Chilean operation, which was acquired in November 2001.

Reinsurance

Reinsurance operating earnings were $23 million, compared with $16 million in the third quarter of 2001. The third quarter 2001 results include $7 million in after-tax reinsurance losses related to the September 11 tragedies. The reinsurance operations are conducted primarily through Reinsurance Group of America, Incorporated (NYSE: RGA), of which MetLife beneficially owns approximately 59%.

Asset Management

Operating earnings for the asset management segment were $1 million for the third quarter of 2002, down from $2 million in the year-ago period. This decline was primarily due to lower assets under management resulting from the adverse equity market conditions and customer withdrawals.

Corporate, Other and Eliminations

Corporate, other and eliminations reported an operating loss of $70 million in the third quarter of 2002 versus an operating loss of $15 million in the year-ago period. The third quarter 2002 loss resulted from a lower investment yield and a reduction in the asset base. The reduction in the asset base resulted primarily from the use of corporate funds to finance the company's acquisitions in Chile and Mexico, and to repurchase shares of its common stock.

CORPORATE EVENTS

Share Repurchase

For the quarter ended September 30, 2002, the company repurchased through its share repurchase program approximately 1.6 million shares of common stock at an aggregate cost of approximately $40 million through MetLife's share repurchase program. From April 2000 to September 30, 2002, the company has bought back approximately 86.6 million shares at an aggregate cost of approximately $2.4 billion. At September 30, 2002, the company had approximately $806 million remaining on its existing share repurchase authorization. The company plans no further share repurchases in 2002.

Earnings Conference Call

MetLife will hold its third quarter 2002 earnings conference call and audio Webcast tomorrow from 8:00 to 9:00 a.m. (EST). The conference call will be available live via telephone and the Internet. To listen over the telephone, dial (612) 326-1003 (domestic and international callers). To listen to the conference call over the Internet, visit www.metlife.com (through a link on the Investor Relations page). Those who want to listen to the call on the telephone or via the Internet should dial in or go to the Web site at least fifteen minutes prior to the call to register, and/or download and install any necessary audio software.

The conference call will be available for replay via telephone and Internet beginning at 11:30 a.m. (EST) on Wednesday, November 6, 2002, until Wednesday, November 13, 2002, at 11:59 p.m. (EST). To listen to a replay of the conference call over the telephone, dial (320) 365-3844 (domestic and international callers). The access code for the replay is 653420. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.

Investor Conference

MetLife will hold its third annual investor day conference on Wednesday, December 11, from 8:00 a.m. to approximately 5:00 p.m. (EST). Presenters will include Mr. Benmosche and other members of the senior management team.

A live audio and visual Webcast of the conference, along with the presentation materials, will be available at www.metlife.com (through a link on the Investor Relations page). A replay of the conference will be available at MetLife's Web site beginning shortly after the conference ends on December 11, until 11:59 p.m. (EST) on December 18, 2002.

The conference and the accompanying presentation materials may include statements relating to the business, operations, management and financial results of MetLife, Inc., including its prospects for the remainder of 2002, as well as for 2003.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The MetLife companies serve approximately 10 million individual households in the U.S. and companies and institutions with 33 million employees and members. It also has international insurance operations in 13 countries.

                                    # # #

This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends in the company's operations and financial results and the business and the products of the company and its subsidiaries, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects on the company. Such forward-looking statements are not guarantees of future performance.

Actual results may differ materially from those included in the forward-looking statements as a result of risks and uncertainties including, but not limited to the following: (i) changes in general economic conditions, including the performance of financial markets and interest rates; (ii) heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors; (iii) unanticipated changes in industry trends; (iv) the company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (v) deterioration in the experience of the "closed block" established in connection with the reorganization of Metropolitan Life Insurance Company; (vi) catastrophe losses; (vii) adverse litigation or arbitration results; (viii) regulatory, accounting or tax changes that may affect the cost of, or demand for, the company's products or services; (ix) downgrades in the company's and its affiliates' claims paying ability, financial strength or debt ratings; (x) changes in rating agency policies or practices; (xi) discrepancies between actual claims experience and assumptions used in setting prices for the company's products and establishing the liabilities for the company's obligations for future policy benefits and claims; (xii) discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations; (xiii) the effects of business disruption or economic contraction due to terrorism or other hostilities; and (xiv) other risks and uncertainties described from time to time in the company's filings with the Securities and Exchange Commission, including its S-1 and S-3 registration statements. The company specifically disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

For a copy of the company's Quarterly Financial Supplement, please visit its Web site (www.metlife.com).

                                  MetLife, Inc.
                  Consolidated Statements of Operating Earnings
                                    Unaudited
                          (Dollar amounts in millions)

                                                                             Three months                      Nine months
                                                                           ended September 30,              ended September 30,
                                                                          -----------------------         -----------------------
                                                                            2002            2001            2002            2001
                                                                          -------         -------         -------         -------
Premiums and fees ...............................................         $ 5,263         $ 4,748         $15,416         $14,047
Net investment income ...........................................           2,839           2,847           8,489           8,497
Other revenues ..................................................             320             346           1,076           1,130
                                                                          -------         -------         -------         -------
  Total .........................................................           8,422           7,941          24,981          23,674
                                                                          -------         -------         -------         -------

Policyholder benefits, claims and dividends .....................           5,243           5,270          15,728          15,014
Interest credited to policyholder account balances ..............             736             745           2,177           2,228
Other expenses ..................................................           1,706           1,588           4,982           4,893
                                                                          -------         -------         -------         -------
  Total .........................................................           7,685           7,603          22,887          22,135
                                                                          -------         -------         -------         -------

Operating earnings, before provision for income taxes ...........             737             338           2,094           1,539
Provision for income taxes ......................................             235             111             688             509
                                                                          -------         -------         -------         -------
OPERATING EARNINGS (1) ..........................................         $   502         $   227         $ 1,406         $ 1,030
                                                                          =======         =======         =======         =======


(1) In accordance with the Statement of Financial Accounting Standards No. 144 ("SFAS 144"), a recently issued accounting standard pertaining to long-lived assets, income related to the company's real estate sold and held for sale is classified as Discontinued Operations. Included in operating earnings for the three months ended September 30, 2002 and 2001 is $20 million related to real estate sold and held for sale. Included in operating earnings for the nine months ended September 30, 2002 and 2001 is $63 million and $74 million, respectively, related to real estate sold and held for sale. This presentation differs from the presentation required by SFAS 144.

                                  MetLife, Inc.
                              Financial Highlights
                                    Unaudited
 (Dollar amounts in millions, except per share data or unless otherwise noted)


                                                                          At or for the three months      At or for the nine months
                                                                             ended September 30,            ended September 30,
                                                                            ----------------------          -------------------
                                                                             2002            2001            2002         2001
                                                                            ------          ------          ------       ------
Other Financial Data:
  Operating earnings .............................................          $  502          $  227          $1,406       $1,030
  Net income .....................................................          $  328          $  162          $1,044       $  769
  Total assets under management (billions) .......................          $  290          $  277          $  290       $  277

Individual Business Sales Data:
  Total first year life premiums and deposits ....................          $  256          $  189          $  677       $  690
  Variable and universal life first year premiums and deposits ...          $  210          $  145          $  523       $  562
  Total annuity deposits .........................................          $1,988          $1,385          $5,541       $3,913
  Mutual fund sales ..............................................          $  548          $  647          $2,064       $2,372

Earnings per Share Calculation:
  Weighted average common shares outstanding - diluted ...........           722.7           761.2           731.8        773.9
  Operating earnings per share - diluted .........................          $ 0.69          $ 0.30          $ 1.92       $ 1.33
  Net income per share - diluted .................................          $ 0.45          $ 0.21          $ 1.42       $ 0.99

                                  MetLife, Inc.
                               Balance Sheet Data
                                    Unaudited
                          (Dollar amounts in millions)


                                                                                                 At                        At
                                                                                             September 30,            December 31,
                                                                                                 2002                    2001
                                                                                              ---------                ---------
Balance Sheet Data:
  General account assets ......................................................               $ 211,885                $ 194,184
  Separate account assets .....................................................                  56,049                   62,714
                                                                                              ---------                ---------
    Total assets ..............................................................               $ 267,934                $ 256,898
                                                                                              =========                =========

  Policyholder liabilities (including amounts of closed block) ................               $ 161,665                $ 150,933
  Short-term debt .............................................................                     878                      355
  Long-term debt ..............................................................                   3,428                    3,628
  Other liabilities ...........................................................                  27,574                   21,950
  Separate account assets .....................................................                  56,049                   62,714
                                                                                              ---------                ---------
    Total liabilities .........................................................                 249,594                  239,580
                                                                                              ---------                ---------

  Company-obligated mandatorily redeemable capital securities .................                   1,263                    1,256
                                                                                              ---------                ---------

  Common stock, at par value ..................................................                       8                        8
  Capital in excess of par value ..............................................                  14,967                   14,966
  Retained earnings ...........................................................                   2,393                    1,349
  Treasury stock ..............................................................                  (2,405)                  (1,934)
  Accumulated other comprehensive income ......................................                   2,114                    1,673
                                                                                              ---------                ---------
    Total equity ..............................................................                  17,077                   16,062
                                                                                              ---------                ---------
    Total liabilities and stockholders' equity ................................               $ 267,934                $ 256,898
                                                                                              =========                =========